Exhibit 99.2

Corn Products International, Inc.
Westchester, IL 60154

NEWS RELEASE

For Release	CONTACT:
7/22/03 — 0530 EDT	Richard Vandervoort, (708) 551-2595

CORN PRODUCTS INTERNATIONAL, INC.

REPORTS SOLID SECOND QUARTER 2003 EARNINGS

DESPITE LACK OF HFCS SALES TO SOFT DRINK INDUSTRY IN MEXICO

     WESTCHESTER, Ill., July 22, 2003 — Corn Products International, Inc. (NYSE:CPO) today announced its second quarter 2003 results. For the quarter ended June 30, 2003, the Company reported diluted earnings per share of $0.50, down from $0.52 per diluted share in the second quarter of 2002.

     Results for the quarter ended June 30, 2003, compared to the prior year period, were as follows:

•	Net sales were $539 million, up from $486 million

•	Operating income was $42 million, up from $40 million

•	Net income was $18 million, down from $19 million

     “Our business performance met our target for the second quarter of 2003, generating sales and operating income growth,” said Sam Scott, chairman, president and chief executive officer. “We are particularly pleased with the significantly improved operating results on a worldwide basis with the exception of Mexico, where the discriminatory tax on soft drinks sweetened with high fructose corn syrup (HFCS) remains in place and continues to reduce our earnings.”

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Page 2 — Corn Products International, Inc.

BUSINESS BREAKDOWN BY REGION

     Results for the quarter ended June 30, 2003, compared to the prior year period, were as follows:

In North America

•	Net sales were $346 million, up from $318 million

•	Operating income was $14 million, down from $17 million

•	Volume decreased 3 percent

     Net sales increased based upon improved pricing and solid sales volumes for all products except Mexican HFCS. The decline in operating income and volume in the region came from the absence of higher margin HFCS sales in Mexico to the soft drink industry. Last year, from March 5 to July 12, 2002, the tax was temporarily rescinded and the Company was able to ship limited quantities of HFCS to that market segment.

In South America

•	Net sales were $119 million, up from $102 million

•	Operating income was $20 million, up from $15 million

•	Volume improved 3 percent

     The increase in net sales and operating income was driven by improved price/product mix throughout most of South America and strong volume growth in the Southern Cone Region.

In Asia/Africa

•	Net sales were $74 million, up from $66 million

•	Operating income was $15 million, up from $14 million

•	Volume grew 12 percent

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Page 3 — Corn Products International, Inc.

     The Asia/Africa region continues to deliver growth. Higher sales and volume, from organic growth throughout the region and incremental volume from the start-up of our Thailand operation, along with stronger Asian currencies, drove the earnings improvements. The results for this region were negatively affected by a pretax charge of $1 million relating to the closing of the Company’s plant in Malaysia.

FIRST HALF 2003 RESULTS

     For the six months ended June 30, 2003, the Company reported diluted earnings per share of $0.88, up from $0.83 per diluted share in the first half of 2002. The year-ago period included an after-tax gain of $0.08 per diluted share primarily related to the sale of assets, net of a restructuring charge.

     Results for the first half of 2003, compared to the prior year period, were as follows:

•	Net sales were $1,019 million, up from $918 million

•	Operating income was $78 million, up from $72 million

•	Net income was $32 million, up from $30 million

     Cash provided by operations for the first six months of 2003 was $65 million. Total debt at June 30, 2003, was $631 million, down $33 million from March 31, 2003, and $49 million from June 30, 2002. However, debt was up $31 million from December 31, 2002, primarily due to borrowings used to fund our first quarter purchase of the then-minority shareholding in the Company’s Southern Cone Region of South America businesses. Financing costs were up 18 percent from the first half of 2002 principally due to higher average interest rates relating to the refinancing of debt to extend maturities. The effective income tax rate was 36 percent for the first half of 2003 and 2002.

OUTLOOK

     The Company confirmed that it expects full year 2003 diluted earnings per share to increase in the range of 8 to 12 percent over the $1.77 per diluted share reported in 2002. This does not include any earnings improvement that could result from the potential repeal of the tax on beverages sweetened with HFCS in Mexico.

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Page 4 — Corn Products International, Inc.

     “The performance for the balance of our businesses continues to rebound from last year’s economic problems and currency devaluations. We expect to achieve our 2003 cash generation and earnings targets, and to make significant progress toward the goal of returning our cost of capital. With this in mind, we continue to seek better pricing and margins in the improved, but still underperforming US business, and to deliver cost reductions through production and administrative efficiencies throughout our world,” concluded Scott.

ABOUT CORN PRODUCTS INTERNATIONAL, INC.

     Corn Products International, Inc. is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2002, the Company recorded net sales of $1.9 billion with operations in 18 countries at 37 plants, including wholly owned businesses, affiliates and alliances. Headquartered in Westchester, Ill., it was founded in 1906. The Company is listed on the New York Stock Exchange under the symbol CPO. Additional information can be found on the World Wide Web at www.cornproducts.com.

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This press release contains or may contain forward-looking statements concerning the Company’s financial position, business and future earnings and prospects, in addition to other statements using words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. These statements contain certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on factors such as the following: fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and sell our products, including fluctuations in the value of local currencies, energy costs and availability and changes in regulatory controls regarding quotas, tariffs, taxes and biotechnology issues; increased competitive and/or customer pressure in the corn refining industry; the outbreak or continuation of hostilities; and stock market fluctuation and volatility. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of risk factors, see the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.

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CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Income
(Unaudited)

(All figures are in millions, except per share amounts)

	Three Months Ended		Change	Six Months Ended		Change
	June 30,		%	June 30,		%

	2003	2002		2003	2002

Net sales before shipping and handling costs	$583.3	$514.7	13%	$1,101.3	$972.6	13%
Less: shipping and handling costs	44.0	28.5	54%	82.6	54.4	52%

Net sales	539.3	486.2	11%	1,018.7	918.2	11%
Cost of sales	460.3	414.7	11%	870.9	787.8	11%

Gross profit	79.0	71.5	10%	147.8	130.4	13%
Operating expenses	35.9	33.0	9%	70.5	69.8	1%
Earnings from non-consolidated affiliates and other income (expense), net	(0.7)	1.5	-147%	0.6	11.0	-95%

Operating income	42.4	40.0	6%	77.9	71.6	9%
Financing costs	10.0	6.7	49%	19.2	16.3	18%

Income before taxes	32.4	33.3	-3%	58.7	55.3	6%
Provision for income taxes	11.7	12.0		21.1	19.9

	20.7	21.3	-3%	37.6	35.4	6%
Minority interest in earnings	2.5	2.7	-7%	5.8	5.5	5%

Net income	$18.2	$18.6	-2%	$31.8	$29.9	6%

Weighted average common shares outstanding:
Basic	36.0	35.6		35.9	35.5
Diluted	36.2	35.8		36.0	35.7
Earnings per common share:
Basic	$0.50	$0.52	-4%	$0.88	$0.83	6%
Diluted	$0.50	$0.52	-4%	$0.88	$0.83	6%

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

(In millions, except share amounts)

	June 30,	December 31,
	2003	2002

	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$43	$36
Accounts receivable — net	257	244
Inventories	209	194
Prepaid expenses	8	11

Total current assets	517	485

Property, plant and equipment — net	1,177	1,154
Goodwill and other intangible assets	322	280
Deferred tax assets	33	33
Investments	28	26
Other assets	36	37

Total assets	$2,113	$2,015

Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	134	84
Accounts payable and accrued liabilities	236	263

Total current liabilities	370	347

Non-current liabilities	72	68
Long-term debt	497	516
Deferred income taxes	178	163
Minority interest in subsidiaries	74	93
Stockholders’ equity
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value - 37,659,887 issued at June 30, 2003 and December 31, 2002	1	1
Additional paid in capital	1,073	1,073
Less: Treasury stock (common stock; 1,616,514 and 1,956,113 shares on June 30, 2003 and December 31, 2002, respectively) at cost	(38)	(48)
Deferred compensation — restricted stock	(3)	(4)
Accumulated other comprehensive loss	(359)	(418)
Retained earnings	248	224

Total stockholders’ equity	922	828

Total liabilities and stockholders’ equity	$2,113	$2,015

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For The Six Months
	Ended June 30,

(In millions)	2003	2002

Cash provided by (used for) operating activities:
Net income	$32	$30
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	51	54
Gain on sale of business	—	(8)
(Increase) decrease in trade working capital	(27)	25
Other	9	8

Cash provided by operating activities	65	109

Cash provided by (used for) investing activities:
Capital expenditures, net of proceeds on disposal	(27)	(32)
Proceeds from sale of business	—	35
Payments for acquisitions	(48)	(42)

Cash used for investing activities	(75)	(39)

Cash provided by (used for) financing activities:
Proceeds from borrowings	41	9
Payments on debt	(16)	(82)
Dividends paid	(11)	(11)
Issuance of common stock	2	3

Cash provided by (used for) financing activities	16	(81)

Effect of foreign exchange rate changes on cash	1	(3)

Increase (decrease) in cash and cash equivalents	7	(14)
Cash and cash equivalents, beginning of period	36	65

Cash and cash equivalents, end of period	$43	$51

CORN PRODUCTS INTERNATIONAL, INC.
Supplemental Financial Information
(Unaudited)

(Dollars in millions, except per share amounts)

I.	Geographic Information of Net Sales and Operating Income

	Three Months Ended			Six Months Ended
	June 30,		Change	June 30,		Change

	2003	2002	%	2003	2002	%

Net sales
North America	$345.9	$318.3	9%	$653.2	$594.2	10%
South America	119.3	102.2	17%	224.7	200.4	12%
Asia/Africa	74.1	65.7	13%	140.8	123.6	14%

Total	$539.3	$486.2	11%	$1,018.7	$918.2	11%

Operating income
North America	$14.4	$17.0	-15%	$26.3	$23.8	11%
South America	20.3	14.9	36%	36.6	28.6	28%
Asia/Africa	14.6	14.0	4%	28.1	25.9	8%
Corporate	(6.9)	(5.9)	17%	(13.1)	(11.3)	16%
Non-recurring earnings, net	—	—	—	—	4.6	—

Total	$42.4	$40.0	6%	$77.9	$71.6	9%

II.	Estimated Sources of Earnings Per Share for the Three and Six Months Ended June 30

The following is a list of the major items that impacted our second quarter and year to date results. The amounts are calculated on a net after-tax basis and attempt to estimate total business effects.

	Earnings Per Share	Earnings Per Share
	Three Months	Six Months

Earnings Per Share June 30, 2002, as adjusted	$0.52	$0.75
Non-recurring earnings, net — 2002	—	0.08

Earnings Per Share June 30, 2002	$0.52	$0.83
Change
Volumes	0.03	0.12
Operating margin	0.03	0.12
Foreign currency translation	(0.02)	(0.13)
Financing costs	(0.06)	(0.05)
Minority interest	—	(0.01)

Net Change	(0.02)	0.05

Earnings Per Share June 30, 2003	$0.50	$0.88

III.	Capital expenditures

Capital expenditures were $20 million and $19 million for the quarters ended June 30, 2003 and 2002.